UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 26)

                              OLD STONE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                 CUMULATIVE VOTING CONVERTIBLE PREFERRED STOCK,
                       SERIES B, PAR VALUE $1.00 PER SHARE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                            680293107 (COMMON STOCK)
                           680293305 (PREFERRED STOCK)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                             ROY J. KATZOVICZ, ESQ.
                       GOTHAM PARTNERS MANAGEMENT CO., LLC
                888 SEVENTH AVENUE, 29TH FLOOR NEW YORK, NY 10019
                                 (212) 286-0300
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 August 15, 2007
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                      -------------------
CUSIP NO.   680293107                   13D                   PAGE 2 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Manticore Properties, L.L.C.
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               1,394,197 Common Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               0 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               1,394,197 Common Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               0 Common Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,394,197 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.8%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                   PAGE 3 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Manticore Properties, L.L.C.
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               18,416 Preferred Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               0 Preferred Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               18,416 Preferred Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               0 Preferred Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,416 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            28.6%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293107                   13D                   PAGE 4 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Manticore Properties II, L.P.
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC; OO
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               455,203 Common Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               0 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               455,203 Common Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               0 Common Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            455,203 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                   PAGE 5 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Manticore Properties II, L.P.
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC; OO
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               4,936 Preferred Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               0 Preferred Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               4,936 Preferred Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               0 Preferred Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,936 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            7.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293107                   13D                   PAGE 6 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Mantpro, LLC
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC; OO
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               0 Common Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               455,203 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               0 Common Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               455,203 Common Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            455,203 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                   PAGE 7 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Mantpro, LLC
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC; OO
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               0 Preferred Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               4,936 Preferred Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               0 Preferred Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               4,936 Preferred Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,936 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            7.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293107                   13D                   PAGE 8 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Gotham Partners, L.P.
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               564,339 Common Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               1,394,197 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               564,339 Common Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               1,394,197 Common Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,958,536 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            23.6%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                   PAGE 9 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Gotham Partners, L.P.
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               2,547 Preferred Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               18,416 Preferred Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               2,547 Preferred Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               18,416 Preferred Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            20,963 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            32.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293107                   13D                  PAGE 10 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Gotham Partners III, L.P.
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               56,277 Common Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               1,394,197 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               56,277 Common Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               1,394,197 Common Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,450,474 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                  PAGE 11 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Gotham Partners III, L.P.
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               270 Preferred Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               18,416 Preferred Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               270 Preferred Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               18,416 Preferred Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,686 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            29.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293107                   13D                  PAGE 12 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Gotham International Advisors, L.L.C.
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               724,661 Common Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               0 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               724,661 Common Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               0 Common Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            724,661 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO; IA
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                  PAGE 13 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Gotham International Advisors, L.L.C.
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               10,835 Preferred Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               0 Preferred Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               10,835 Preferred Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               0 Preferred Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            10,835 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.8%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO; IA
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293107                   13D                  PAGE 14 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Gotham Holdings II, L.L.C.
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               0 Common Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               1,394,197 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               0 Common Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               1,394,197 Common Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,394,197 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.8%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                  PAGE 15 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            Gotham Holdings II, L.L.C.
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               0 Preferred Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               18,416 Preferred Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               0 Preferred Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               18,416 Preferred Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,416 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            28.6%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293107                   13D                  PAGE 16 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            William A. Ackman
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               0 Common Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               3,194,677 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               0 Common Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               3,194,677 Common Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,194,677 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            38.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN; HC
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                  PAGE 17 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            William A. Ackman
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               0 Preferred Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               37,004 Preferred Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               0 Preferred Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               37,004 Preferred Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            37,004 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            57.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN; HC
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293107                   13D                  PAGE 18 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            David P. Berkowitz
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               0 Common Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               2,739,474 Common Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               0 Common Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               2,739,474 Common Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,739,474 Common Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            33.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN; HC
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                  PAGE 19 OF 24 PAGES
-----------------------                                      -------------------

----------  --------------------------------------------------------------------
    1 NAME OF REPORTING PERSON / I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

            David P. Berkowitz
----------  --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                        (a) [X]
                                                                        (b) [ ]
----------  --------------------------------------------------------------------
    3       SEC USE ONLY

----------  --------------------------------------------------------------------
    4       SOURCE OF FUNDS (See Instructions)

            WC
----------  --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [ ]
----------  --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
----------  --------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                               0 Preferred Shares
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               32,068 Preferred Shares
OWNED BY       -----------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                               0 Preferred Shares
REPORTING      -----------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               32,068 Preferred Shares
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            32,068 Preferred Shares
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (See Instructions)
                                                                        [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            49.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN; HC
----------- --------------------------------------------------------------------

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                  PAGE 20 OF 24 PAGES
-----------------------                                      -------------------

         This Amendment No. 26 amends the Statement on Schedule 13D, as originally filed on December 24, 1997 (the "Prior Statement") as amended and restated by Amendment No. 25 previously filed on March 28, 2007, (the "Statement") by Gotham Partners, L.P., a New York limited partnership ("Gotham"), Gotham Partners III, L.P., a New York limited partnership ("Gotham III"), (together the "Funds"), Manticore Properties, LLC, a Delaware limited liability company ("Manticore"), Gotham International Advisors, L.L.C., a Delaware limited liability company ("Gotham Advisors"), Mantpro, LLC, a Delaware limited liability company ("Mantpro"), Manticore Properties II, L.P.
("Manticore II"), Gotham Holdings II, L.L.C., a Delaware limited liability company ("Holdings II"), Gotham Holdings III, L.L.C., a Delaware limited liability company ("Holdings III"), Mr. William A. Ackman ("Ackman") and Mr. David Berkowitz ("Berkowitz") and relating to the beneficial ownership of shares of Common Stock, par value $1.00 per share (the "Common Shares") and shares of Cumulative Voting Convertible Preferred Stock, Series B, par value $1.00 per share (the "Preferred Shares" and together with the Common Shares, the "Shares") of Old Stone Corporation, a Rhode Island corporation (the "Company").

         This amended Schedule 13D is being filed as a result of the Company's redemption of 982,467.44 shares of the Preferred Shares (including 563,924 Preferred Shares held by the Reporting Persons) on August 15, 2007 for an aggregate redemption price of $56.9 million. The Company effected a partial redemption on a pro rata basis, in which a fraction of each outstanding share of Preferred Stock was redeemed, and accrued and unpaid dividends thereon was paid.

         The numbered items set forth below corresponding to the numbered items previously set forth in the Statement are hereby amended and restated as follows:

         ITEM 5.      INTEREST IN SECURITIES OF THE ISSUER.

         (a) Manticore beneficially owns 1,394,197 Common Shares or 16.8% of the outstanding Common Shares and 18,416 or 28.6% of the outstanding Preferred Shares. The sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, such Shares is held by Manticore.

         Manticore II beneficially owns 455,203 Common Shares or 5.5% of the outstanding Common Shares and 4,936 Preferred Shares or 7.7% of the outstanding Preferred Shares. The sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, such Shares is held by Manticore II.

         Set forth below for each of Gotham, Ackman, Berkowitz, Gotham III, Holdings II, and Mantpro are the beneficial ownership positions for each including the sole and/or shared power to vote or direct the voting of, and the sole and/or shared power to dispose or direct the disposition of, the Shares.

         Gotham beneficially owns an aggregate of 1,958,536 or 23.6% of the outstanding Common Shares, of which (i) 564,339 Common Shares are directly owned by Gotham and (ii) 1,394,197 Common Shares are indirectly owned by Gotham through Manticore. Gotham beneficially owns an aggregate of 20,963 or 32.5% of the outstanding Preferred Shares, of which (i) 2,547 Preferred Shares are directly owned by Gotham and (ii) 18,416 Preferred Shares are indirectly owned by Gotham through Manticore. Gotham III beneficially owns an aggregate of 1,450,474 or 17.5% of the outstanding Common Shares, of which (i) 56,277 Common Shares are directly owned by Gotham III, and (ii) 1,394,197 Common Shares are indirectly owned by Gotham III through Manticore. Gotham III beneficially owns an aggregate of 18,686 or 29.0% of the outstanding Preferred Shares, of which
(i) 270 Preferred Shares are directly owned by Gotham III, and (ii) 18,416 Preferred Shares are indirectly owned by Gotham III through Manticore.

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                  PAGE 21 OF 24 PAGES
-----------------------                                      -------------------


         Gotham International owns 724,661 Common Shares, or 8.7% of the outstanding Common Shares and 10,835 Preferred Shares or 16.8% of the outstanding Preferred Shares. The sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, such Shares is held by Gotham Advisors.

         Holdings II beneficially owns an aggregate of 1,394,197 or 16.8% of the outstanding Common Shares, which are indirectly owned by Holdings II through Manticore. Holdings II beneficially owns an aggregate of 18,416 or 28.6% of the outstanding Preferred Shares, which are indirectly owned by Holdings II through Manticore.

         Mantpro, indirectly through Manticore II, beneficially owns 455,203 Common Shares or 5.5% of the outstanding Common Shares and 4,936 Preferred Shares, or 7.7% of the outstanding Preferred Shares. The sole power to vote or direct the voting of and the power to dispose or direct the disposition of such Shares is held by Manticore II.

         Ackman beneficially owns an aggregate of 3,194,677 Common Shares, or 38.5% of the outstanding Common Shares which are indirectly owned by Ackman through each of Manticore, Gotham, Gotham III, Gotham International, Holdings II, Mantpro and Manticore II. Ackman beneficially owns an aggregate of 37,004 Preferred Shares or 57.4% of the outstanding Preferred Shares which are indirectly owned by Ackman through each of Manticore, Gotham, Gotham III, Gotham International, Holdings II, Mantpro and Manticore II.

         Berkowitz beneficially owns an aggregate of 2,739,474 Common Shares, or 33.0% of the outstanding Common Shares, which are indirectly owned by Berkowitz through each of Manticore, Gotham, Gotham III, Gotham International, and Holdings II. Berkowitz beneficially owns an aggregate of 32,068 Preferred Shares or 49.7% of the outstanding Preferred Shares which are indirectly owned by Berkowitz through each of Manticore, Gotham, Gotham III, Gotham International and Holdings II.

         The number of shares beneficially owned by each of the Reporting Persons, and the percentages of outstanding shares represented thereby, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The ownership of the Reporting Persons is based on 64,446.562 outstanding Preferred Shares of the Issuer as of September 30, 2007, as reported in the Issuer's Quarterly Report on Form 10-Q for the period ended September 30, 2007, and 8,297,046 outstanding Common Shares as of September 30, 2007, as reported in the Issuer's Quarterly Report on Form 10-Q for the period ended September 30, 2007.

         (b) Pursuant to the Investment Management Agreement, filed as Exhibit 1 to this Schedule 13D, Gotham Advisors currently has the power to vote and to dispose of all of the Common Stock beneficially owned by Gotham International.

         (c) None of the Reporting Persons has affected any transactions in the securities of the Company during the last sixty days, except as previously reported.

         (d) Not applicable.

         ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit 1* Agreement, dated November 14, 1997, among Manticore Properties, LLC, Gotham Partners, L.P. and Gotham Partners II, L.P.
         Exhibit 2*   Joint Filing Agreement, dated as of June 9, 2003

* Previously filed.

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                  PAGE 22 OF 24 PAGES
-----------------------                                      -------------------


         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certify that the information set forth in this Restatement is true, complete and correct.

Date: February 14, 2008


                                        MANTICORE PROPERTIES, LLC

                                        By:   /s/ William A. Ackman
                                              -------------------------------
                                              Name:    William A. Ackman
                                              Title:   Managing Member

                                        MANTICORE PROPERTIES II, L.P.

                                        By:   Mantpro, LLC
                                              its General Partner

                                        By:   /s/ William A. Ackman
                                              -------------------------------
                                              Name:    William A. Ackman
                                              Title:   Managing Member


                                        MANTPRO, LLC

                                        By:   /s/ William A. Ackman
                                              -------------------------------
                                              Name:    William A. Ackman
                                              Title:   Managing Member


                                        GOTHAM PARTNERS, L.P.

                                        By:   Section H Partners, L.P.,
                                              its general partner
                                        By:   Karenina Corporation
                                              a general partner of Section H
                                              Partners, L.P.

                                        By:   /s/ William A. Ackman
                                              -------------------------------
                                              Name:    William A. Ackman
                                                       Title:   President

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                  PAGE 23 OF 24 PAGES
-----------------------                                      -------------------


                                        GOTHAM PARTNERS III, L.P.

                                        By:   Section H Partners, L.P.,
                                              its general partner

                                        By:   Karenina Corporation
                                              a general partner of Section H
                                              Partners, L.P.

                                        By:   /s/ William A. Ackman
                                              -------------------------------
                                              Name:    William A. Ackman
                                              Title:   President


                                        GOTHAM INTERNATIONAL ADVISORS, L.L.C.

                                        By:   /s/ William A. Ackman
                                              -------------------------------
                                              Name:    William A. Ackman
                                              Title:   Senior Managing Member


                                        GOTHAM HOLDINGS II, L.L.C.

                                        By:   Gotham Holdings Management LLC,
                                              the Manager

                                        By:   /s/ William A. Ackman
                                              -------------------------------
                                              William A. Ackman
                                              Senior Managing Member

-----------------------                                      -------------------
CUSIP NO.   680293305                   13D                  PAGE 23 OF 24 PAGES
-----------------------                                      -------------------


                                  EXHIBIT INDEX

Exhibit No.       Description

Exhibit 1*        Agreement, dated November 14, 1997,
                  among Manticore Properties, LLC,
                  Gotham Partners, L.P. and
                  Gotham Partners II, L.P.

Exhibit 2*        Joint Filing Agreement, dated as of June 9, 2003

-----------------
* Previously filed.